An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed may be obtained.

Preliminary Offering Circular

Subject to Completion. Dated           2021

Livewire Ergogenics, Inc.

(Exact name of issuer as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

http://www.livewireergogenics.com/

1600 N Kraemer Blvd.

Anaheim, CA 92806

714-740-5144

(Address, including zip code, and telephone number, including area code of issuer’s principal executive office)

2060	26-1212244
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Maximum offering of 125,000,000 Shares

This is a public offering of up to $500,000 in shares of Common Stock of Livewire Ergogenics, Inc. at a fixed price of $0.004 for a maximum of 125,000,000 shares.

The offering price will be a fixed price at $0.004. The end date of the offering will be exactly 365 days from the date the Amended Offering Circular is by the Securities and Exchange Commission (unless extended by the Company, in its own discretion, for up to another 90 days).

Our Common Stock currently trades on the OTC Pink market under the symbol “LVVV” and the closing price of our Common Stock on December 2, 2021, was $0.01 Our Common Stock currently trades on a sporadic and limited basis.

We are offering our shares without the use of an exclusive placement agent. However, the Company reserves the right to retain one. The proceeds will be disbursed to us, and the purchased shares will be disbursed to the investors.

We expect to commence the sale of the shares within two calendar days of the date on which the Offering Statement of which this Offering Circular is qualified by the Securities Exchange Commission.

See “Risk Factors” to read about factors you should consider before buying shares of Common Stock.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

This Offering Circular is following the offering circular format described in Part II (a)(1)(ii) of Form 1-A.

Offering Circular dated            , 2021

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Offering Circular. You must not rely on any unauthorized information or representations. This Offering Circular is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Offering Circular is current only as of its date.

LIVEWIRE ERGOGENICS, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30, 2021	December 31, 2020
ASSETS
Current assets
Cash	$164,771	$109,879
Accounts receivable	87,120	-
Accounts receivable - related party	478,483	273,168
Prepaid expense and other current assets	83,000	-
Inventory	2,177	2,177
Contract asset	22,000	22,000
Advances to Estrella Ranch	-	455,049
Loan to Estrella Ranch	2,479,174	667,706
Total current assets	3,316,725	1,529,979

Fixed assets, net	570,849	443,432
Licenses, net	10,961	-
Investment in Estella Ranch	-	666,251
Investment in Mojave Jane	269,002	269,002

Total other assets	850,812	1,378,685

Total assets	$4,167,537	$2,908,664

LIABILITIES AND STOCKHOLDERS’ DEFICT
Current liabilities
Accounts payable and accrued liabilities	599,321	724,077
Convertible notes, net	218,250	243,250
Notes payable, net	2,297,635	2,636,890
Notes payable - related party	346,341	346,341
Derivative liability	-	35,761
Total current liabilities	3,461,547	3,986,319

Total liabilities	3,461,547	3,986,319

Stockholders’ equity (deficit)
Preferred stock; $0.0001 par value; 9,899,925 shares authorized; 0 and 0 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	-	-
Preferred B stock; $0.0001 par value; 100,00 shares authorized; 32,820 and 32,820 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	-	-
Preferred C stock; $0.0001 par value; 75 shares authorized; 75 and 75 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	-	-
Common stock; $0.0001 par value; 2,000,000,000 shares authorized; 1,701,229,092 and 1,232,544,557 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	170,123	123,256
Stock payable	364,453	88,500
Additional paid-in capital	28,331,399	23,547,666
Accumulated deficit	(28,159,985)	(24,837,077)
Total stockholders’ equity (deficit)	705,990	(1,077,655)

Total liabilities and stockholders’ equity (deficit)	$4,167,537	$2,908,664

The accompanying notes are an integral part of these unaudited consolidated financial statements.

1

LIVEWIRE ERGOGENICS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020

Lease Revenue	$250,180	$129,000	$442,680	$451,315
Cost of revenue	-	-	-	40,000
Gross profit	250,180	129,000	442,680	411,315

Operating expenses
Professional fees	147,425	52,009	478,817	160,976
Professional fees - related party	-	-	-	150,000
Stock based consulting	2,142,500	-	2,167,200	26,000
General and administrative	31,445	25,850	86,346	406,548
Depreciation and amortization	43,401	30,914	111,945	92,072
Total operating expenses	2,364,771	108,773	2,844,308	835,596

Other income (expense)
Gain on sale of GHC and related assets	-	54,745	-	77,957
Impairment of capitalized licenses	-	-	-	(602,973)
Gain on derivative liability	-	35,264	35,761	169,636
Loss on settlement of debt	-	-	(528,807)	(113,014)
Gain on sale of investment shares	-	13,516	-	41,308
Interest income - related party	57,908	-	115,815	-
Interest expense	(347,635)	(173,821)	(544,049)	(507,478)
Total other income (expense)	(289,727)	(70,296)	(921,280)	(934,564)

Net income (loss) from continuing operations	$(2,404,318)	$(50,069)	$(3,322,908)	$(1,358,845)

Discontinued operations
Income from operations of discontinued business units	-	-	-	39,431
Income from discontinued operations net of income taxes	-	-	-	39,431

Net income (loss)	$(2,404,318)	$(50,069)	$(3,322,908)	$(1,319,414)

Less: Net loss to noncontrolling interest	$-	$-	$-	$19,321

Net loss attributtable to Livewire	$(2,404,318)	$(50,069)	$(3,322,908)	$(1,338,735)

Net loss per common share - basic and diluted
Loss from continuing operations	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Loss from discontinued operations	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Net loss	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average number of common shares outstanding - basic	1,772,482,856	1,121,315,083	1,526,367,031	1,200,900,496

The accompanying notes are an integral part of these unaudited consolidated financial statements.

2

LIVEWIRE ERGOGENICS, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDER (DEFICIT)
(UNAUDITED)

For the Nine Months Ended September 30, 2021 and 2020
	Preferred Stock		Preferred Stock - B		Preferred Stock - C		Common Stock		Additional	Stock	Non-controlling	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in Capital	Payable	Interest	Deficit	Equity (Deficit)
Balance, December 31, 2020	-	$-	32,820	$-	75	$-	1,232,544,557	$123,256	$23,547,666	$88,500	$-	$(24,837,077)	(1,077,655)
Shares issued for cash	-	-	-	-	-	-	182,131,661	18,212	1,031,788	12,500	-	-	1,062,500
Shares issued for services	-	-	-	-	-	-	-	-	-	10,800	-	-	10,800
Shares to be issued to settle debt	-	-	-	-	-	-	-	-	-	222,653	-	-	222,653
Net loss	-	-	-	-	-	-	-	-	-	-	-	(338,794)	(338,794)
Balance, March 31, 2021	-	$-	32,820	$-	75	$-	1,414,676,218	$141,468	$24,579,454	$334,453	$-	$(25,175,871)	(120,496)
Shares issued for cash	-	-	-	-	-	-	62,068,967	6,207	443,793	-	-	-	450,000
Shares issued for services	-	-	-	-	-	-	-	-	-	13,900	-	-	13,900
Shares issued to settle debt	-	-	-	-	-	-	34,500,000	3,450	323,650	113,100	-	-	440,200
Net loss	-	-	-	-	-	-	-	-	-	-	-	(579,796)	(579,796)
Balance, June 30, 2021	-	$-	32,820	$-	75	$-	1,511,245,185	$151,125	$25,346,897	$461,453	$-	$(25,755,667)	203,808
Shares issued for cash	-	-	-	-	-	-	8,483,907	848	111,652	80,000	-	-	192,500
Shares issued for services	-	-	-	-	-	-	129,000,000	12,900	2,182,100	25,500	-	-	2,220,500
Shares issued to purchase equipment	-	-	-	-	-	-	7,500,000	750	182,250	-	-	-	183,000
Commitment shares issued with debt	-	-	-	-	-	-	20,000,000	2,000	76,500	(78,500)	-	-	-
Shares issued to extend debt	-	-	-	-	-	-	15,000,000	1,500	309,000	-	-	-	310,500
Shares issued to settle debt	-	-	-	-	-	-	10,000,000	1,000	123,000	(124,000)	-	-	-
Net loss	-	-	-	-	-	-	-	-	-	-	-	(2,404,318)	(2,404,318)
Balance, September 30, 2021	-	$-	32,820	$-	75	$-	1,701,229,092	$170,123	$28,331,399	$364,453	$-	$(28,159,985)	705,990

Balance, December 31, 2019	-	$-	32,820	$-	75	$-	1,193,471,830	$119,349	$23,343,073	$277,000	$(154,553)	$(23,365,463)	219,406
Shares issued for services	-	-	-	-	-	-	4,000,000	400	25,600	-	-	-	26,000
Divesture of GHC	-	-	-	-	-	-	-	-	-	(277,000)	135,232	129,284	(12,484)
Net loss	-	-	-	-	-	-	-	-	-	-	19,321	(2,063,480)	(2,044,159)
Balance, March 31, 2020	-	$-	32,820	$-	75	$-	1,197,471,830	$119,749	$23,368,673	$-	$-	$(25,299,659)	(1,811,237)
Commitment shares issued with debt	-	-	-	-	-	-	-	-	-	98,500	-	-	98,500
Net loss	-	-	-	-	-	-	-	-	-	-	-	774,815	774,815
Balance, June 30, 2020	-	$-	32,820	$-	75	$-	1,197,471,830	$119,749	$23,368,673	$98,500	$-	$(24,524,844)	(937,922)
Shares issued for cash	-	-	-	-	-	-	9,090,909	909	49,091	-	-	-	50,000
Commitment shares issued with debt	-	-	-	-	-	-	5,000,000	500	19,500	(20,000)	-	-	-
Net loss	-	-	-	-	-	-	-	-	-	-	-	(104,814)	(104,814)
Balance, September 30, 2020	-	$-	32,820	$-	75	$-	1,211,562,739	$121,158	$23,437,264	$78,500	$-	$(24,629,658)	(992 ,736)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

3

LIVEWIRE ERGOGENICS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	For the Nine Months Ended
	September 30, 2021	September 30, 2020
Cash Flows from Operating Activities
Net loss	$(3,322,908)	$(1,338,735)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	111,945	92,072
Amortization of debt discount	77,270	384,534
Stock based compensation	2,167,200	26,000
Gain on derivative liabilities	(35,761)	(169,636)
Gain on sale of GHC and related assets	-	77,957
Impairment of licenses	-	602,973
Shares issued to extend debt	310,500	-
Bad debt	-	360,000
Loss on settlement of debt	528,807	113,014
Changes in assets and liabilities
Prepaid expenses and other current assets	(5,000)	7,500
Accounts receivable	(292,435)	(174,831)
Contract assets	-	206,000
Accounts payable	9,290	78,106
Net cash provided by (used in) operating activities	(451,092)	264,954

Cash Flows from Investing Activities:
Purchase of fixed assets	(45,400)	-
Purchase of license	(21,923)	-
Loans to Estella Ranch	(690,168)	(723,286)
Net cash used in investing activities	(757,491)	(723,286)

Cash Flows from Financing Activities:
Payments on promissory notes	(441,525)	(44,478)
Proceeds from related party promissory notes	-	357,196
Proceeds from related party convertible promissory notes	-	150,000
Proceeds from issuance of common stock	1,705,000	50,000
Net cash provided by financing activities	1,263,475	512,718

Cash Flows provided by Discontinued Operations	-	-

Net increase in cash	54,892	54,386

Beginning cash balance	109,879	-

Ending cash balance	$164,771	$54,386

Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-
Cash paid for tax	$-	$-

Non-Cash investing and financing transactions
Stock to be issued under promissory notes	$-	$1,166,900
Accounts payable settled with stock, to be issued	$123,146	$-
Reclassifiactions of investment and advances to loan to Estella Ranch	$1,121,300	$-

The accompanying notes are an integral part of these unaudited consolidated financial statements.

4

LIVEWIRE ERGOGENICS, INC.
CONSOLIDATED BALANCE SHEET
FOR THE YEAR ENDING DECEMBER 31, 2020, AND 2019
(UNAUDITED)

	December 31, 2020	December 31, 2019
ASSETS
Current assets
Cash	$109,879	$-
Accounts receivable from related parties	273,168	60,000
Inventory	2,177	-
Contract asset	22,000	360,000
Advances to Estrella Ranch	455,049	289,457
Loan to Estrella Ranch	667,706	-
Prepaid expense and other current assets	-	7,500
Current assets, discontinued operations	-	448,567
Total current assets	1,529,979	1,165,524

Fixed assets, net	443,432	619,206
Licenses	-	602,973
Investment in Estella Ranch	666,251	666,251
Investment in Mojave Jane	269,002	269,002

Total other assets	1,378,685	2,157,432

Total assets	$2,908,664	$3,322,956

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued liabilities	724,077	565,312
Convertible notes, net	243,250	236,949
Notes payable, net	2,636,890	1,992,162
Notes payable - related party	346,341	196,341
Derivative liability	35,761	39,636
Current liabilities, discontinued operations	-	73,150
Total current liabilities	3,986,319	3,103,550

Total liabilities	3,986,319	3,103,550

Stockholders’ deficit
Preferred stock; $0.0001 par value; 10,000,000 shares authorized; 32,895 and 32,895 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	-	-
Common stock; $0.0001 par value; 1,500,000,000 shares authorized; 1,232,544,557 and 1,193,471,830 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	123,256	119,349
Stock payable	88,500	277,000
Additional paid-in capital	23,547,666	23,343,073
Accumulated deficit	(24,837,077)	(23,365,463)
Total stockholders’ deficit	(1,077,655)	373,959
Non-controlling interest	-	(154,553)
Total stockholders deficit to Livewire	(1,077,655)	219,406

Total liabilities and stockholders’ equity	$2,908,664	$3,322,956

The accompanying notes are an integral part of these unaudited consolidated financial statements.

5

LIVEWIRE ERGOGENICS, INC.
CONSOLIDATED STATEMENT OF OPERATION
FOR THE YEAR ENDING DECEMBER 31, 2020, AND 2019

(UNAUDITED)

	For the Years Ended
	December 31, 2020	December 31, 2019

Revenue	$580,315	$344,230
Cost of goods sold	40,000	10,189
Gross profit	540,315	334,041

Operating expenses
Professional fees	240,727	313,730
Professional fees - related party	150,000	-
Stock based consulting expense	26,000	795,785
General and administrative expenses	425,152	122,168
Depreciation and amortization	163,809	137,016
Total operating expenses	1,005,688	1,368,699

Other income (expense)
Gain on sale of GHC and related assets	23,209	-
Impairment of capitalized licenses	(602,973)	-
Gain on derivative	153,875	(19,636)
realized gain on sale of marketable securities	16,477	-
Loss on settlement of debt	(113,014)	-
Gain on sale of property	-	1,800
Gain on sale of investment shares	-	400,000
Interest income - related party	33,168	-
Interest expense	(666,378)	(1,054,169)
Total other income (expense)	(1,155,636)	(672,005)

Net loss from continuing operations	$(1,621,009)	$(1,706,663)

Discontinued operations
Income (loss) from operations of discontinued business units	$39,431	$(192,875)
Income tax expense	-	-
Income from discontinued operations net of income taxes	39,431	(192,875)

Net loss	$(1,581,578)	$(1,899,538)

Less: Net loss to noncontrolling interest	$19,321	$(123,909)

Net loss attributable to Livewire	$(1,600,899)	$(1,775,629)

Net loss per common share - basic and diluted
Loss from continuing operations	$(0.00)	$(0.00)
Loss from discontinued operations	$(0.00)	$(0.00)
Net loss	$(0.00)	$(0.00)

Weighted average number of common shares outstanding - basic	1,204,641,528	1,111,843,228

The accompanying notes are an integral part of these unaudited consolidated financial statements.

6

LIVEWIRE ERGOGENICS, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDER DEFICIT
FOR THE YEAR ENDING DECEMBER 31, 2020, AND 2019
(UNAUDITED)

	Preferred Stock - B		Preferred Stock - C		Common Stock		Additional Paid-in	Stock	Non-controlling	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Payable	Interest	Deficit	(Deficit)
Balance, December 31, 2018	32,820	-	75	-	1,085,270,518	108,529	21,306,608	230,400	-	(21,608,838)	36,699
Shares issued for cash	-	-	-	-	21,709,054	2,170	258,230	(230,400)	-	-	30,000
Shares issued for services					47,492,258	4,750	791,035	277,000	-	-	1,072,785
Shares issued for settlement of debt	-	-	-	-	39,000,000	3,900	987,200	-	-	-	991,100
Investment in GHC to non-controlling interest	-	-	-	-	-	-	-	-	(30,644)	19,004	(11,640)
Net loss	-	-	-	-	-	-	-	-	(123,909)	(1,775,629)	(1,899,538)
Balance, December 31, 2019	32,820	-	75	-	1,193,471,830	119,349	23,343,073	277,000	(154,553)	(23,365,463)	219,406
Shares issued for cash	-	-	-	-	30,072,727	3,007	159,493	10,000	-	-	172,500
Shares issued for services					4,000,000	400	25,600	-	-	-	26,000
Commitment shares issued with debt	-	-	-	-	5,000,000	500	19,500	78,500	-	-	98,500
Divestiture of GHC	-	-	-	-	-	-	-	(277,000)	135,232	129,285	(12,483)
Net loss	-	-	-	-	-	-	-	-	19,321	(1,600,899)	(1,581,578)
Balance, December 31, 2020	32,820	-	75	-	1,232,544,557	123,256	23,547,666	88,500	-	(24,837,077)	(1,077,655)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

7

LIVEWIRE ERGOGENICS, INC.

CONSOLIDATED STATEMENT OF CASH FLOW
FOR THE YEAR ENDING DECEMBER 31, 2020, AND 2019

(UNAUDITED)

	For the Years Ended
	December 31, 2020	December 31, 2019
Cash Flows from Operating Activities
Net loss	$(1,600,899)	$(1,899,538)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	26,000	795,785
Gain on derivative liabilities	(153,875)	19,636
Gain on sale of GHC and related assets	23,213	-
Impairment of licenses	602,973	-
Bad debt	360,000	-
Loss on settlement of debt	113,014	-
Depreciation	163,809	137,016
Amortization of debt discount	481,172	835,819
Changes in assets and liabilities
(Increase) decrease in prepaid expenses and other current assets	7,500	(683,394)
Increase in accounts receivable	(215,345)	(60,000)
(Increase) decrease in contract assets	278,000	(360,000)
Increase in stock payable	-	147,000
Increase in accounts payable	270,594	288,816
Net cash used in operating activities	356,156	(778,860)

Cash Flows from Investing Activities
Purchase of fixed assets	(40,822)	(11,200)
Purchase of investments	(833,298)	(579,226)
Net cash used in investing activities	(874,120)	(590,426)

Cash Flows from Financing Activities
Proceeds from issuance of common stock	172,500	30,000
Payments on promissory notes	(51,853)	(157,432)
Proceeds from promissory notes	-	1,522,500
Proceeds from related party promissory notes	357,196	-
Proceeds from related party convertible promissory notes	150,000	-
Net cash from financing activities	627,843	1,395,068

Cash Flows provided by Discontinued Operations	-	(53,730)

Net increase (decrease) in cash	109,879	(27,948)

Beginning cash balance	-	27,948

Ending cash balance	$109,879	$-

Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-
Cash paid for tax	$-	$-

Non-Cash investing and financing transactions
Stock to be issued under promissory notes	$88,500	$1,166,900

The accompanying notes are an integral part of these unaudited consolidated financial statements.

8

Notes to Unaudited Financial Statements

LiveWire has been operating in the health and wellness industry for several years, and in recent years has transitioned to acquiring, leasing, and managing special purpose real estate properties conducive to discovering and developing high-end organic cannabinoid products for the health and wellness industry. The Company is in the process of centralizing operations from its different locations throughout California to Estrella Ranch in Paso Robles, California, according to its plan to develop the Ranch into the central hub for most of the Company’s operations. Buildout of the operations on the ranch is in an advanced stage and the Company anticipates that this process should be concluded during the second half of 2021. This will further streamline and centralize operations true to management’s mission statement to run a well-organized and lean operation and keep overhead low. The Company is supervising and assisting with the license application process by its affiliate company Estrella River Farms, LLC On July 1, 2021 Estrella River Farms (ERF) has received approval from the County of San Luis Obispo and CalCannabis Cultivation Licensing, a division of the California Department of Food and Agriculture to operate a commercial cannabis business at its Estrella Ranch in Paso Robles, California.

The Company’s consultants and affiliated companies will cultivate advanced and unique, hand-crafted organic cannabis products at this facility to take advantage of a rapidly growing and maturing cannabis industry, accelerated by the advancing legalization and increasing public acceptance in California and throughout the country. The company is led by a team of entrepreneurs and experienced cannabis consultants. This team applies the latest scientific knowledge and technology to cultivate the Company’s hand-crafted, and rigorously tested organic cannabis products under strict legal and environmental compliance.

The Company will only acquire or work with carefully selected cannabis operators that are in complete compliance with Federal and State laws. LiveWire Ergogenics has established a unique business model for the cultivation of high-quality, handcrafted products under family-farm like conditions and strict quality control at the Estrella Ranch location. The Company strategically aligns itself with carefully selected businesses to become a vertically integrated company that will satisfy the fast-growing demand for high-quality and carefully tested products in the California cannabis market. The Company considers expanding its operations into other locations as soon as Federal legislation permits. LiveWire does not sell or distribute any products anywhere that are in violation of the United States Controlled Substance Act.

Critical Accounting Policies

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect our reported assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities. We base our estimates and judgments on historical experience and on various other assumptions we believe to be reasonable under the circumstances. Future events, however, may differ markedly from our current expectations and assumptions. While there are a number of significant accounting policies affecting our consolidated financial statements; we believe the following critical accounting policies involve the most complex, difficult and subjective estimates and judgments:

Accounts Receivable – We evaluate the collectability of our trade accounts receivable based on a number of factors. In circumstances where we become aware of a specific customer’s inability to meet its financial obligations to us, a specific reserve for bad debts is estimated and recorded, which reduces the recognized receivable to the estimated amount we believe will ultimately be collected. In addition to specific customer identification of potential bad debts, bad debt charges are recorded based on our recent loss history and an overall assessment of past due trade accounts receivable outstanding.

Inventories – Inventories are stated at the lower of cost to purchase and/or manufacture the inventory or the current estimated market value of the inventory. We regularly review our inventory quantities on hand and record a provision for excess and obsolete inventory based primarily on our estimated forecast of product demand, production availability and/or our ability to sell the product(s) concerned. Demand for our products can fluctuate significantly. Factors that could affect demand for our products include unanticipated changes in consumer preferences, general market and economic conditions or other factors that may result in cancellations of advance orders or reductions in the rate of reorders placed by customers and/or continued weakening of economic conditions. Additionally, management’s estimates of future product demand may be inaccurate, which could result in an understated or overstated provision required for excess and obsolete inventory.

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Long-Lived Assets – Management regularly reviews property and equipment and other long-lived assets, including certain definite-lived identifiable intangible assets, for possible impairment. This review occurs annually or more frequently if events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If there is indication of impairment of property and equipment or amortizable intangible assets, then management prepares an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. The fair value is estimated at the present value of the future cash flows discounted at a rate commensurate with management’s estimates of the business risks.

Revenue Recognition – We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectability is reasonably assured. Generally, ownership of and title to our products pass to customers upon delivery of the products to customers. Net sales have been determined after deduction of promotional and other allowances in accordance with ASC 605-50. Amounts received pursuant to new and/or amended distribution agreements entered into with certain distributors, relating to the costs associated with terminating our prior distributors, are accounted for as revenue ratably over the anticipated life of the respective distribution agreement, generally 20 years. Management believes that adequate provision has been made for cash discounts, returns and spoilage based on our historical experience.

Cost of Sales – Cost of sales consists of the costs of products distributed, in-bound freight charges, as well as certain internal transfer co and warehouse expenses incurred prior to delivery. Variable product costs account for the largest portion of the cost of sales.

Operating Expenses – Operating expenses include selling expenses such as distribution expenses to transport products to customers and warehousing expenses, as well as expenses for advertising, commissions, and other marketing expenses. Operating expenses also include payroll costs, travel costs, professional service fees including legal fees, entertainment, insurance, postage, depreciation, and other general and administrative costs.

Income Taxes – We utilize the liability method of accounting for income taxes as set forth in ASC 740. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized. In determining the need for valuation allowances, we consider projected future taxable income and the availability of tax planning strategies. If in the future we determine that we would not be able to realize our recorded deferred tax assets, an increase in the valuation allowance would be recorded, decreasing earnings in the period in which such determination is made.

We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances, and information available at the reporting date. For those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, we have recorded the largest amount of tax benefit that may potentially be realized upon ultimate settlement with taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit has been recognized in the financial statements.

Derivative Liabilities - The Company assessed the classification of its derivative financial instruments as of December 31,2018, which consist of Convertible instruments and rights to shares of the Company’s common stock and determined that such Derivatives meet the criteria for liability classification under ASC 815.

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ASC 815 generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument subject to the requirements of ASC 815. ASC 815 also provides an exception to this rule when the host instrument is deemed to be conventional, as described.

Fair Value of Financial Instruments - The Company has adopted FASB ASC 820 Fair Value Measurements and Disclosures, or ASC 820, for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements establishes a framework for measuring fair value and expands disclosure about such fair value measurements. The adoption of ASC 820 did not have an impact on the Company’s financial position or operating results but did expand certain disclosures.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction Between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data
Level 3:	Unobservable inputs for which there is little no market data, which require the use of the reporting entity’s own assumptions.

The Company did not have any Level 2 or Level 3 assets or liabilities as of December 31, 2017, except for its convertible notes payable and derivative liability. The carrying amounts of these liabilities on December 31, 2017 approximate their respective fair value based on the Company’s incremental borrowing rate.

Cash is considered to be highly liquid and easily tradable as of December 31, 2017, and therefore classified as Level 1 within our fair value hierarchy.

In addition, FASB ASC 825-10-25 Fair Value Option, or ASC 825-10-25, was effective for January 1, 2008. ASC 825-10-25 expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. The Company did not elect the fair value options for any of its qualifying financial instruments.

Convertible Instruments - The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with professional standards for “Accounting for Derivative Instruments and Hedging Activities. Professional standards generally provide three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Professional standards also provide an exception to this rule when the host instrument is deemed to be conventional as defined under professional standards as the Meaning of “Conventional Convertible Debt Instrument”.

The Company accounts for convertible instruments (when it has determined that the embedded conversion options should not Be Bifurcated from their host instruments) in accordance with professional standards when “Accounting for Convertible Securities with Beneficial Conversion Features,” as those professional standards pertain to “Certain Convertible Instruments.

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Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption. The Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.

ASC 81540 provides that, among other things, generally, if an event is not within the entity’s control could or require net cash settlement, then the contract shall be classified as an asset or a liability.

Our Company

LiveWire Ergogenics, Inc. (the “Company”, “we”, “our”, “us”, or “LiveWire”) was originally organized on January 7, 2008, under the laws of the State of California on January 7, 2008, as a limited liability company under the name MC2, LLC (“LVWR”). Our major organizational changes since our inception are shown in the timeline below:

(1) On January 7, 2008, MC2, LLC was organized under the laws of the State of California for the express purpose of developing and marketing consumable energy supplements. On September 10, 2017, a decision was made to discontinue the sale of its edibles and focus on running a cannabis cultivation and dispensary business.

(2) On June 30, 2011, LVWR, together with its members, entered into a purchase agreement (the “Purchase Agreement”), for a share exchange with SF Blu Vu, Inc., (“SF Blu”), a public Nevada shell corporation. Under the terms of the Purchase Agreement, SF Blu Vu, Inc. issued 36,000,000 (30,000,000 shares pre stock split of 1 (one) additional share for every five shares held) of their common shares to the members of LVWR in exchange for 100% of the members’ interest in LVWR. Subsequent to the Purchase Agreement, the members of LVWR owned 60% of common shares of SF Blu, effectively obtaining operational and management control of SF Blu Vu. The acquirer, SF Blu Vu Inc., was originally formed in Nevada on October 9, 2007, under the name Semper Flowers, Inc. On May 15, 2009, Semper Flowers, Inc. changed its name to SF Blu Vu, Inc. The Purchase Agreement was treated as a reverse merger and ultimately completed on August 31, 2011.

(3) On September 20, 2011, SF Blu changed its name to LiveWire Ergogenics. (“LiveWire”).

(4) On December 14, 2017, GHC Ventures, LLC (“GHC”) was organized under the laws of the State of California and Livewire acquired a 51% equity stake in GHC. GHC was established to oversee cannabis supply chain and distribution operations with retailers. GHC Ventures, LLC. GHC operates a permitted cannabis facility in Coachella, CA under a minor use permit and has been issued a statewide cannabis distribution license by the California Office of Cannabis Control. GHC also operates a nursery in Paso Robles, CA under a minor use permit.

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(5) On July 9, 2018, has acquired a minority equity interest in Mojave Jane, LLC (“Mohave”) in an all-stock transaction; with a 12-month option to acquire 100% of the company. Mohave is a licensed and legal manufacturer that uses state of the art CO2 extraction technologies, organic and pesticide free materials and advanced distillation techniques to create an array of products for both recreational and medical cannabis users. Mojave Jane has since then been acquired by High Hampton and accordingly Livewire’s equity position in Mojave Jane has been converted into 376,923 shares of High Hampton (CUSIP 42966X309).

A key part of our strategic plan includes identifying well-operated and properly permitted cannabis operators in our target market; as well as enter into carefully evaluated strategically valuable partnership agreements with qualified third-party operators.

The Company does not sell products that are illegal under the United States Controlled Substance Act. The Company will only work with or own equity positions in companies that are in full compliance with Federal and State laws and have the required permits to operate.

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THE OFFERING

Common Stock we are offering	Maximum offering of 125,000,0000 at a price of $0.004

Common Stock outstanding before this Offering	1,708,729,092 Common Stock, par value $0.0001

Use of proceeds	The funds raised per this offering will be utilized to cover the costs of this offering and to provide working capital to obtain additional government licenses for additional cultivation acreage on Estrella Ranch to begin scaling up to full capacity and marketing our products. See “Use of Proceeds” for more details.

Risk Factors	See “Risk Factors” and other information appearing elsewhere in this Offering Circular for a discussion of factors you should carefully consider before deciding whether to invest in our Common Stock.

This offering is being made on a self-underwritten basis without the use of an exclusive placement agent, although the Company may choose to engage a placement agent at its sole discretion. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Management will make its best effort to fill the subscription in the state of New York. However, in the event that management is unsuccessful in raising the required funds in New York, the Company may file a post qualification amendment to include additional jurisdictions that management has determined to be in the best interest of the Company for the purpose of raising the maximum offer.

In the event that the Offering Circular is fully subscribed, any additional subscriptions shall be rejected and returned to the subscribing party along with any funds received.

In order to subscribe to purchase the shares, a prospective investor must complete a subscription agreement and send payment by check, wire transfer or Livewire. Investors must answer certain questions to determine compliance with the investment limitation set forth in Regulation A Rule 251(d)(2)(i)(C) under the Securities Act of 1933, which states that in offerings such as this one, where the securities will not be listed on a registered national securities exchange upon qualification, the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth. In the case of an investor who is not a natural person, revenues, or net assets for the investors most recently completed fiscal year are used instead.

The Company has not currently engaged any party for the public relations or promotion of this offering.

As of the date of this filing, there are no additional offers for shares, nor any options, warrants, or other rights for the issuance of additional shares except those described herein.

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RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this Offering Circular, including the consolidated financial statements and the related notes, before making a decision to buy our Common Stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

This offering contains forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our customers’ or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as other sections in this prospectus, discuss the important factors that could contribute to these differences.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

This prospectus also contains market data related to our business and industry. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations, financial condition, and the market price of our Common Stock.

Risk Related to our Company and our Business

General Risks specific to the Cannabis Industry

Operating in a new and legally still turbulent cannabis industry with existing conflicts between Federal and State law may create significant risk for any company operating in the cannabis industry, directly or ancillary. While 33 states (and counting) have now legalized marijuana in some form, marijuana is still an illegal Schedule 1 substance under Federal law. While the Company does not directly produce or sell products that are illegal under California law, the Company is cognizant that that the still existing conflict between State and Federal marijuana laws and regulations may significantly complicate operations and diminish the company’s prospects to reach profitability.

Although California has legalized medical and recreational possession and use of marijuana and State and local authorities have been issuing permits for legal cannabis operations, possession, cultivation, and distribution of marijuana remains a crime under Feral law. In addition, punitive tax and banking laws have until recently remained in place, making it still difficult for cannabis companies to use regular banking channels and the high tax burden can significantly reduce profit margins. Under IRC 280E cannabis companies are prohibited from deducting their ordinary and necessary business expenses, forcing them to contend with higher effective federal tax rates than similar companies in other industries. The effective tax rate on a marijuana business depends on how large its ratio of nondeductible expenses is to its total revenues, but it can be as high as 45%. This could significantly impede the Company’s capability to determine the future profitability of a marijuana business.

In a historic moment, the House of Representatives officially voted on October 4, 2019, by a vote of 321 to 103 to pass the SAFE Banking Act (H.R. 1595). While the act has not changed the stance of the Federal Government in regard to general decriminalization of cannabis on a Federal level, the Act will allow the cannabis industry to access banking and financial services. The act shields banks and insurers from penalties if they choose to serve state-legal cannabis industries. Under the Act, a federal financial regulator will not be able to terminate or limit the depository or share insurance of a depository institution or prohibit or penalize financial institutions from providing services to cannabis businesses. The Act also provides protections for ancillary businesses in transactions with cannabis-related businesses. Nevertheless, it may take considerable time until banks will accept applications by cannabis companies to legally open bank accounts.

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The Company’s affiliate company Estrella Ranch Partners, LLC has acquired a large ranch property in Paso Robles, California and the Company’s affiliate company Estrella River Farms, LLC has received the approval to operate from the County of San Luis Obispo and CalCannabis Cultivation Licensing, a division of the California Department of Food and Agriculture to operate the ranch as a commercial cannabis facility.

Nevertheless, these permits do not guarantee a successful implementation of Livewire’s business plan and reliable projections for revenue growth and profitability are difficult to establish with any degree of certainty in an industry that is still developing and laws, rules, regulations and are still continuing to change and differ widely throughout the stat. Additionally, taxation is high and typical accounting principles for the deduction of expenses cannot currently be applied by cannabis companies.

We have a limited operating history upon which investors can evaluate our prospects.

We have a limited operating history upon which an evaluation of its business plan or performance and prospects can be made. The business and prospects of the Company must be considered in the light of the potential problems, delays, uncertainties, and complications encountered in connection with a newly established business. Risks include, but are not limited to, the possibility that we will not be able to develop functional and scalable products and services, or that although functional and scalable, our products and services will not be economical to market; that our competitors hold proprietary rights that preclude us from marketing such products; that our competitors market a superior or equivalent product; that we are not able to upgrade and enhance our technologies and products to accommodate new features and expanded service offerings; or the failure to receive necessary regulatory clearances for our products. To successfully introduce and market our products at a profit, we must establish brand name recognition and competitive advantages for our products. There are no assurances that we can successfully address these challenges. If it is unsuccessful, we and our business, financial condition and operating results could be materially and adversely affected.

The current and future expense levels are based largely on estimates of planned operations and future revenues rather than experience. It is difficult to accurately forecast future revenues because our business is new, and our market has not been developed. If our forecasts prove incorrect, the business, operating results and financial condition of the Company will be materially and adversely affected. Moreover, we may be unable to adjust our spending in a timely manner to compensate for any unanticipated reduction in revenue. As a result, any significant reduction in revenues would immediately and adversely affect our business, financial condition, and operating results.

We have had only moderate revenues since inception, and we cannot predict when we will achieve profitability.

We have not been profitable and cannot predict when we will achieve profitability. We have experienced net losses and have had no revenues since our and our predecessor’s inception in 2009. We do not anticipate generating significant revenues until we successfully develop, commercialize, and sell our existing and proposed products, of which we can give no assurance. We are unable to determine when we will generate significant revenues, if any, from the sale of any of such products.

We cannot predict when we will achieve profitability, if ever. Our inability to become profitable may force us to curtail or temporarily discontinue our research and development programs and our day-to-day operations. Furthermore, there can be no assurance that profitability, if achieved, can be sustained on an ongoing basis. As of March 31, 2021, we had an accumulated deficit of $25,175,871.

There is substantial doubt on our ability to continue as a going concern.

We have incurred recurring losses from operations and as of March 31, 2021, had an accumulated deficit of $25,175,871. Our continued existence is dependent upon our ability to continue to execute our operating plan and to obtain additional debt or equity financing. We do not have an established source of funds sufficient to cover operating costs and accordingly, there can be no assurance that the necessary debt or equity financing will be available, or will be available on terms acceptable to us, in which case we may be unable to meet our obligations or fully implement our business plan, if at all. Additionally, should we be unable to realize our assets and discharge our liabilities in the normal course of business, the net realizable value of our assets may be materially less than the amounts recorded in our financial statements.

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We cannot assure profitability based on our developmental nature.

The Company’s business is speculative and dependent upon the timely implementation of its business model to develop and commercialize current and future products, as well as to identify suitable companies for acquisition or strategic alliances. The Company is unsure that its efforts will be successful or result in revenue or profit. There can be no assurance that the Company will ever earn significant revenues or that investors will not lose their entire investment.

We may not be able to effectively manage growth.

The Company expects its growth to place a substantial strain or its managerial, operation and financial resources. The Company cannot assure that it will be able to effectively manage the expansion of its operations, or that its facilities, systems, procedures, or controls will be adequate to support its operations. The Company’s inability to manage future growth effectively would have a material adverse effect on its business, financial condition, and results of operations.

Our management may not be able to control costs in an effective or timely manner.

The Company’s management has used reasonable efforts to assess, predict and control costs and expenses. Implementing our business plan may require more employees, capital equipment, supplies or other expenditure items than management has predicted. Likewise, the cost of compensating employees and consultants or other operating costs may be higher than management’s estimates, which could lead to sustained losses.

The failure to attract and retain key employees could hurt our business.

Our success also depends upon our ability to attract and retain numerous highly qualified employees. Our failure to attract and retain skilled management and employees may prevent or delay us from pursuing certain opportunities. If we fail to successfully hire many management roles, fail to fully integrate new members of our management team, lose the services of key personnel, or fail to attract additional qualified personnel, it will be significantly more difficult for us to achieve our growth strategies and success.

The commercial success of our products is dependent, in part, on factors outside our control.

The commercial success of our products in development is dependent upon unpredictable and volatile factors beyond our control, such as the success of our competitors’ products. Our failure to attract market acceptance and a sustainable competitive advantage over our competitors would materially harm our business.

We operate in a highly competitive environment, and if we are unable to compete with our competitors, our business, financial condition, results of operations, cash flows and prospects could be materially adversely affected.

We operate in a highly competitive environment. Our competition includes all other companies that are in the business of distributing or reselling cannabis/hemp-based products for personal use or consumption. A highly competitive environment could materially adversely affect our business, financial condition, results of operations, cash flows and prospects.

We expect our quarterly financial results to fluctuate.

We expect our net revenue and operating results to vary significantly from quarter to quarter due to a number of factors, including changes in:

-	Timely financing implementation of our real estate acquisitions
-	Our ability to identify suitable strategic partnerships and successfully capitalize on the market potential of those companies
-	General economic conditions
-	Costs of creating and expanding product lines

As a result of the variability of these and other factors, our operating results in future quarters may be below the expectations of our stockholders.

The Offering will be dilutive to our existing investors which may have a negative effect on our stock price.

If this Offering is fully subscribed, we will issue approximately 125,000,000 shares in this Offering. Those shares represent additional shares of our common stock, which would represent an approximate 7% increase to our issued and outstanding shares. Such issuance will be dilutive to our investors and may result in substantial downward pressure on our stock price. If our share price falls below the price paid by an Investor, the Investor may not be able to recoup the value of his investment.

We may require additional capital to support our present business plan and our anticipated business growth, and such capital may not be available on acceptable terms, or at all, which would adversely affect our ability to operate.

We can give no assurance that we will be successful in raising any funds. Additionally, if we are unable to generate sufficient revenues from our operating activities, we may need to raise additional funds through equity offerings or otherwise in order to meet our expected future liquidity requirements, including to introduce our other planned products or to pursue new product opportunities. Any such financing that we undertake will likely be dilutive to current stockholders and you.

We intend to continue to make investments to support our business growth, including real estate or other intellectual property asset creation. In addition, we may also need additional funds to respond to business opportunities and challenges, including our ongoing operating expenses, protecting our intellectual property, satisfying debt payment obligations, developing new lines of business and enhancing our operating infrastructure. While we may need to seek additional funding for such purposes, we may not be able to obtain financing on acceptable terms, or at all. In addition, the terms of our financings may be dilutive to, or otherwise adversely affect, holders of its common stock. We may also seek additional funds through arrangements with collaborators or other third parties. We may not be able to negotiate any such arrangements on acceptable terms, if at all. If we are unable to obtain additional funding on a timely basis, we may be required to curtail or terminate some or all of our business plans.

The market price of our stock is not reflective of the value of the shares and will likely be volatile.

Our common stock currently is quoted on the OTC Pink Sheets under the trading symbol “LVVV”. The market for our stock is highly volatile. Trading of securities on the OTC Pink Sheets is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock. You may not be able to sell your Shares at your purchase price or at any price at all.

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Risks Related to Our Business and Industry

Risks Related to the Securities Markets and Ownership of our Equity Securities

The Common Stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

The Common Stock has historically been sporadically traded on the OTC Pink Sheets, meaning that the number of persons interested in purchasing our shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

The market price for the Common Stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of revenue, which could lead to wide fluctuations in our share price. The price at which you purchase our shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our shares of Common Stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our shares are sporadically traded. Because of this lack of liquidity, the trading of relatively small quantities of shares may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our shares is sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative investment due to, among other matters, our limited operating history and lack of revenue or profit to date, and the uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the securities of a seasoned issuer. The following factors may add to the volatility in the price of our shares: actual or anticipated variations in our quarterly or annual operating results; acceptance of our inventory of games; government regulations, announcements of significant acquisitions, strategic partnerships, or joint ventures; our capital commitments and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our shares regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our shares will be at any time, including as to whether our shares will sustain their current market prices, or as to what effect the sale of shares or the availability of shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

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The market price of our common stock may be volatile and adversely affected by several factors.

The market price of our common stock could fluctuate significantly in response to various factors and events, including, but not limited to:

●	our ability to integrate operations, technology, products and services;
●	our ability to execute our business plan;
●	operating results below expectations;
●	our issuance of additional securities, including debt or equity or a combination thereof;
●	announcements of technological innovations or new products by us or our competitors;
●	loss of any strategic relationship;
●	industry developments, including, without limitation, changes in healthcare policies or practices;
●	economic and other external factors;
●	period-to-period fluctuations in our financial results; and
●	whether an active trading market in our common stock develops and is maintained.

In addition, the securities markets have from time-to-time experienced significant price and volume fluctuations that are unrelated to the operating performance of companies. These market fluctuations may also materially and adversely affect the market price of our common stock. Issuers using the Alternative Reporting standard for filing financial reports with OTC Markets are often subject to large volatility unrelated to the fundamentals of the company.

Our issuance of additional shares of Common Stock, or options or warrants to purchase those shares, would dilute your proportionate ownership and voting rights.

We are entitled under our articles of incorporation to issue up to 2,000,000,000 shares of Common Stock. We have issued and outstanding, as of the date of this prospectus, 1,511,245,185 shares of Common Stock. Our board may generally issue shares of Common Stock, preferred stock or options or warrants to purchase those shares, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. It is likely that we will be required to issue a large number of additional securities to raise capital to further our development. It is also likely that we will issue a large number of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock plans. We cannot give you any assurance that we will not issue additional shares of Common Stock, or options or warrants to purchase those shares, under circumstances we may deem appropriate at the time.

The elimination of monetary liability against our directors, officers and employees under our Articles of Incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contains provisions that eliminate the liability of our directors for monetary damages to our company and shareholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our company and shareholders.

Anti-takeover provisions may impede the acquisition of our company.

Certain provisions of the Nevada General Statutes have anti-takeover effects and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring us to negotiate with, and to obtain the approval of, our board of directors in connection with such a transaction. However, certain of these provisions may discourage a future acquisition of us, including an acquisition in which the shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so.

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We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock market in general, and the shares of early-stage companies, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the companies involved. If these fluctuations occur in the future, the market price of our shares could fall regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. If the market price or volume of our shares suffers extreme fluctuations, then we may become involved in this type of litigation, which would be expensive and divert management’s attention and resources from managing our business.

As a public company, we may also from time to time make forward-looking statements about future operating results and provide some financial guidance to the public markets. Our management has limited experience as a management team in a public company and as a result, projections may not be made timely or set at expected performance levels and could materially affect the price of our shares. Any failure to meet published forward-looking statements that adversely affect the stock price could result in losses to investors, stockholder lawsuits or other litigation, sanctions or restrictions issued by the SEC.

Our Common Stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our Common Stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also must be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

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As an issuer of “penny stock,” the protection provided by the federal securities laws relating to forward-looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

As an issuer not required to make reports to the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, holders of restricted shares may not be able to sell shares into the open market as Rule 144 exemptions may not apply.

Under Rule 144 of the Securities Act of 1933 holders of restricted shares, may avail themselves of certain exemption from registration is the holder and the issuer meet certain requirements. As a company that is not required to file reports under Section 13 or 15(d) of the Securities Exchange Act, referred to as a non-reporting company, we may not, in the future, meet the requirements for an issuer under 144 that would allow a holder to qualify for Rule 144 exemptions. In such an event, holders of restricted stock would have to utilize another exemption from registration or rely on a registration statement to be filed by the Company registered the restricted stock. Currently, the Company has no plans of filing a registration statement with the Commission.

Securities analysts may elect not to report on our Common Stock or may issue negative reports that adversely affect the stock price.

At this time, no securities analysts provide research coverage of our Common Stock, and securities analysts may elect not to provide such coverage in the future. It may remain difficult for our company, with its small market capitalization, to attract independent financial analysts that will cover our Common Stock. If securities analysts do not cover our Common Stock, the lack of research coverage may adversely affect the stock’s actual and potential market price. The trading market for our Common Stock may be affected in part by the research and reports that industry or financial analysts publish about our business. If one or more analysts elect to cover our company and then downgrade the stock, the stock price would likely decline rapidly. If one or more of these analysts cease coverage of our company, we could lose visibility in the market, which, in turn, could cause our stock price to decline. This could have a negative effect on the market price of our Common Stock.

We have not paid cash dividends in the past and do not expect to pay cash dividends in the foreseeable future. Any return on investment may be limited to the value of our Common Stock.

We have never paid cash dividends on our capital stock and do not anticipate paying cash dividends on our capital stock in the foreseeable future. The payment of dividends on our capital stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if the Common Stock price appreciates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements under the “Summary,” “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections of this Offering Circular. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties, and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described under “Risk Factors.”

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While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this Offering Circular describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this Offering Circular to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

●	our business’ strategies and investment policies;
●	our business’ financing plans and the availability of capital;
●	potential growth opportunities available to our business;
●	the risks associated with potential acquisitions by us;
●	the recruitment and retention of our officers and employees;
●	our expected levels of compensation;
●	the effects of competition on our business; and
●	the impact of future legislation and regulatory changes on our business.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this Offering Circular.

USE OF PROCEEDS

The following Use of Proceeds is based on estimates made by management. The Company planned the Use of Proceeds] on three levels of offering raise success: 25% of the Maximum Offering proceeds raised ($125,000), 50% of the Maximum Offering proceeds raised ($250,000), 75% of the Maximum Offering proceeds raised ($375,000) and the Maximum Offering proceeds raised of $ $500,000 through the offering. The costs associated with operating as a public company are included in all our budgeted scenarios and management is responsible for the preparation of the required documents to keep the costs to a minimum.

Although we have no minimum offering, we have calculated used of proceeds such that if we raise 25% of the offering is budgeted to sustain operations for a twelve-month period. 25% of the Maximum Offering is sufficient to keep the Company current with its public listing status costs with prudently budgeted funds remaining which will be sufficient to complete the development of our marketing package. If the Company were to raise 50% of the Maximum Offering, then we would be able to expand our marketing outside the US. Raising the Maximum Offering will enable the Company to implement our full business. If we begin to generate profits, we plan to increase our marketing and sales activity accordingly.

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The Company intends to use the proceeds from this offering as follows:

	If 25% of the	If 50% of the	If 75% of the	If 100% of the
	Offering	Offering	Offering	Offering
	is Raised	is Raised	is Raised	is Raised

Proceeds	$125,000	$250,000	$375,000	$500,000
Costs of the Offering	$35,000	$35,000	$35,000	$35,000
Manufacturing Space Build-Out	$2,500	$5,000	$7,500	$10,000
Equipment	$2,500	$5,000	$7,500	$10,000
Alarm & Security, Monitoring - Video & Camera System	$1,000	$-	$3,750	$5,000
Direct Costs	$2,500	$5,000	$7,500	$10,000
Initial & General Costs	$2,500	$5,000	$7,500	$10,000
Operating Expenses	$5,000	$10,000	$13,000	$20,000
Marketing & Sales Expenses	$10,000	$35,000	$50,000	$70,000
Salaries & Benefits	$12,000	$25,000	$35,000	$50,000
Working Capital	$10,000	$25,000	$36,000	$50,000
Debt Repayment	$20,000	$30,000	$60,000	$80,000
New property Acquisitions	$10,000	$50,000	$75,000	$100,000
Accelerated increase acreage Estrella	$12,000	$20,000	$37,250	$50,000
TOTAL	$125,000	$250,000	375,000.00	$500,000

DIVIDEND POLICY

We have not declared or paid any dividends on our Common Stock. We intend to retain earnings for use in our operations and to finance our business. Any change in our dividend policy is within the discretion of our board of directors and will depend, among other things, on our earnings, debt service and capital requirements, restrictions in financing agreements, if any, business conditions, legal restrictions and other factors that our board of directors deems relevant.

DILUTION

Purchasers of our Common Stock in this offering will experience an immediate dilution of net tangible book value per share from the public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of Common Stock and the net tangible book value per share immediately after this offering.

The following table sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing Common Stock based on the foregoing minimum and maximum offering assumptions based on an offering price of $0.016 per share. The numbers are based on the total issued and outstanding shares of Common Stock as of September 28, 2021 as it relates to the balance sheet for the period ended March 31, 2021.

	25%	50.0%	75%	100%
Net Value	$(44,822.00)	$80,178.00	$205,178.00	$330,178.00
# Total Shares	1,739,979,092	1,771,229,092	1,802,479,092	1,833,729,092
Net Book Value Per Share	$0.0000	$0.0000	$0.0001	$0.0002
Increase in NBV/Share	$0.0001	$0.0001	$0.0002	$0.0003
Dilution to new shareholders	$0.0040	$0.0040	$0.0039	$0.0038
Percentage Dilution to New	100.64%	98.87%	97.15%	95.50%

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the unaudited financial statements and the notes thereto of the Company included in this Offering Circular. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” above.

Organizational Overview

LiveWire has been operating in the health and wellness industry for several years, and in recent years has transitioned to acquiring, leasing, and managing special purpose real estate properties conducive to discovering and developing high-end organic cannabinoid products for the health and wellness industry. The Company is in the process of centralizing operations from its different locations throughout California to Estrella Ranch in Paso Robles, California, according to its plan to develop the Ranch into the central hub for most of the Company’s operations. Buildout of the operations on the ranch is in an advanced stage and the Company anticipates that this process should be concluded during the first half of 2021. This will further streamline and centralize operations true to management’s mission statement to run a well-organized and lean operation and keep overhead low. The Company is supervising and assisting with the license application process by its affiliate company Estrella River Farms, LLC On July 1, 2021 Estrella River Farms (ERF) has received approval from the County of San Luis Obispo and CalCannabis Cultivation Licensing, a division of the California Department of Food and Agriculture to operate a commercial cannabis business at its Estrella Ranch in Paso Robles, California.

The Company’s consultants and affiliated companies will cultivate advanced and unique, hand-crafted organic cannabis products at this facility to take advantage of a rapidly growing and maturing cannabis industry, accelerated by the advancing legalization and increasing public acceptance in California and throughout the country. The company is lead by a team of entrepreneurs and experienced cannabis consultants. This team applies the latest scientific knowledge and technology to cultivate the Company’s hand-crafted, and rigorously tested organic cannabis products under strict legal and environmental compliance.

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The Company will only acquire or work with carefully selected cannabis operators that are in complete compliance with Federal and State laws. LiveWire Ergogenics has established a unique business model for the cultivation of high-quality, handcrafted products under family-farm like conditions and strict quality control at the Estrella Ranch location. The Company strategically aligns itself with carefully selected businesses to become a vertically integrated company that will satisfy the fast-growing demand for high-quality and carefully tested products in the California cannabis market. The Company considers expanding its operations into other locations as soon as Federal legislation permits. LiveWire does not sell or distribute any products anywhere that are in violation of the United States Controlled Substance Act.

We are also planning to strategically align with and/or acquire carefully selected cannabis operators that are in complete compliance with Federal and State laws and local ordinances; and have the required permits to operate.

We have no operating history in the cannabis industry, and only limited history of earnings or profits in this market segment. We are only beginning to establish operations that will allow us to generate positive cash flow from operations. We have no experience in addressing the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as the cannabis market.

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect our reported assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities. We base our estimates and judgments on historical experience and on various other assumptions we believe to be reasonable under the circumstances. Future events, however, may differ markedly from our current expectations and assumptions. While there are several significant accounting policies affecting our consolidated financial statements; we believe the following critical accounting policies involve the most complex, difficult, and subjective estimates and judgments:

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Results of Operation

Liquidity and Capital Resources

Going concern – The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred cumulative net losses of $28,159,985 since its inception and requires capital for its contemplated operational and marketing activities to take place. The Company’s ability to generate the necessary funds through sale or licensing of its core products or the ability to raise additional capital through the future issuances of common stock or debt is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. These factors, among others, raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements of the Company do not include any adjustments that may result from the outcome of these uncertainties.

As of September 30, 2021, we had total current assets of $3,316,725, consisting of cash, accounts receivable, instalment receivables and prepaid expenses and other current assets, and total assets in the amount of $4,167,537. Our current and total liabilities as of March 31, 2021, were $3,461,547.

Operating activities resulted in net cash use of a $451,092 for the nine months ended September 30, 2021, as compared to cash provided of $264,954 for the same period ended September 30, 2020. We had a net loss of $3,322,908 for the nine months ended September 30, 2021, offset mainly by depreciation and amortization of $111,945, amortization of debt discounts of $77,270, and stock-based compensation of $2,167,200.

Cash flows used by investing activities during the nine months ended September 30, 2021 was $757,491, as compared with $723,286 for the same period ended September 30, 2020. Our investment in licensing of $21,923, purchase of fixed assets of $45,400, and the loan to Estrella Ranch were the main components of our negative investing cash flow for the nine months ended September 30, 2021.

Cash flows from by financing activities during the nine months ended September 30, 2021 amounted to $1,263,475, as compared with cash received of $512,718 for the nine months ended September 30, 2020. Our cash flows from financing activities for the nine months ended September 30,2021 consisted of repayments of $(441,525) on payments on promissory notes and proceeds from the sale of common stock of $1,705,000.

Our future capital requirements will depend on many factors including our growth rate, the timing and extent of spending to support business development efforts, the expansion of our sales and marketing, the timing of new product introductions and the continuing market acceptance of our products and services.

Based upon our current financial condition, we do not have sufficient cash to operate our business at the current level for the next twelve months. We intend to fund operations through increased sales and debt and/or equity financing arrangements, which may be insufficient to fund expenditures or other cash requirements. We plan to seek additional financing in a private equity offering to secure funding for operations. There can be no assurance that we will be successful in raising additional funding. If we are not able to secure additional funding, the implementation of our business plan will be impaired. There can be no assurance that such additional financing will be available to us on acceptable terms or at all.

Net Loss

During the nine months ended September 30, 2021 and 2020, we incurred net losses of $3,322,9084 and $1,338,735 respectively.

Comparison of the Results of Operations for the quarter ended September 30, 2021 and 2020. During the quarter ended September 30, 2021, and 2020, sales amounted to $250,180 and $ 129,000, respectively, an increase of $121,180.The increased revenue in the third quarter 2021 was generated through higher leasing, licensing, and intellectual and real estate properties management.

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Profit (Loss) from Operations. For the quarter ended September 30, 2021, our loss was $2,403,318 compared to a net loss of $50,069 for the same period in 2020, an increase of $2,354,249. The increased operating loss is based on the continuation of the accelerated build-out and increase of cultivation area for Estrella Ranch and the associated cost. The increase consists primarily of non-cash expenses such as stock-based compensation for services, professional fees, an increase in depreciation and amortization, and a slight increase in administrative expenses. A considerable portion of the loss, $2,142,500, is based on non-cash expenses based on stock issuance for services instead of cash compensation.

Livewire filed a Reg A, Tier 1 offering circulation under Form 1-A with the U.S. Securities and Exchange Commission on August 31, 2020, as amended and deemed “Qualified,” pursuant to Rule 253(g)(2) of the Securities Act on September 4, 2020, relating to the Offering of up to 363,636,363 shares of the common capital stock of the Company, no par value, to be sold at a fixed price. On September 2, 2020, the Company filed an amendment for the maximum Offering of 363,636,363 shares at $0.055 and a second amendment on March 22,2021for the maximum Offering of 275,862,069 shares $0.725. As of June 2021, the Company issued 209,404,389 shares of common stock under the Offering Circular. The Company has closed out this Offering.

Livewire filed a second Reg A, Tier 1 Offering Circulation under Form 1-A with the U.S. Securities and Exchange Commission on September 10, 2021as amended and deemed “Qualified,” pursuant to Rule 253(g)(2) of the Securities Act on September 23, 2021, relating to the Offering of up to 125,000,000 shares of the common capital stock of the Company, no par value, to be sold at a fixed price. The end date of the Offering will be exactly 365 days from the date the Attorney General approves the Offering Circular of the state of New York (unless extended by the Company, in its discretion, for up to another 90 days. On September 28, 2021, the Company filed an amendment for the maximum Offering of 125,000,000 shares at $0.016.

The funds raised via this Offering will be utilized to continue providing working capital to the Company’s affiliate companies to complete the buildout and expansion of the cannabis cultivation operation on Estrella Ranch, obtain and maintain all required government licenses and cover the cost of the Offering. Funds will also be used to speed up the next stage of the cultivation area expansion on the Estrella Ranch Estate Grown Weedery™ project, to accelerate the marketing of the Company’s intellectual properties and products and consider carefully researched acquisitions in the California cannabis industry to expand the Company’s roster of affiliated or subsidiary companies according to the Company’s business plan.

Costs and Expenses

General and Administrative. During the period ended September 30, 2021, general and administrative expenses amounted to $31,445 compared to $ 25,848 in the same period in 2020, an increase of $5,595. The slight increase is due to the Company’s additions to its management team, accomodating the ongoing expansion efforts and centralizing all operations at its headquarters in Paso Robles.

Professional Fees. During the period ended September 30, 2021, and 2020, Professional Fees totaled $147,425 and $52,009, respectively, an increase of $95,416. The increase is primarily due to the increased use of outside consultants, experts, and attorneys to continue the permit application and the continuing legal and environmental compliance process for Estrella Ranch.

Interest expense. During the period ended September 30, 2021, interest expense increased to $347,635 from $ 173,821 during the same period in 2020, an increase of $173,814. The primary reason for the increase is the accelerated payback of loan instruments.

Assets and Liabilites. During the period ended September 30, 2021 total assets increased to $4,167,537compared to $2,908,664 for the period ending on December 31,2020 an increase of $1,258,873. Total Libailities decreased from $3,986,319 to $3,461,547a decrease of $524,772. Our current assest exceed our liabilities by $705,990.

Stockholder Equity. Stockholder equity increased to $705,990 for the period ended September 2021 compared to a deficit of $1,077,655 for the period ending December 31, 2020.

Gain on change in fair value of derivative liability. As our accompanying consolidated financial statements describe, we issue convertible notes with certain conversion features with certain reset provisions. All of which, we are required to bifurcate from the host financial instrument and mark to market each reporting period. We recorded the initial fair value of the reset provision as a liability with an offset to equity or debt discount and subsequently marked to market the reset provision liability at each reporting cycle. For the period ended September 30, 2021, we recorded an increase of $0 in the fair value of the derivative liability, including initial non-cash interest, compared to a gain of $35,264 in the same period in 2020. Also, the Company recorded a loss on settlement of debt of $0 during the period ended September 30, 2021, the same as for the same period in 2020.

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Going Concern. The Company’s consolidated financial statements are prepared using U.S. GAAP applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. We have an accumulated deficit of $28,159,985 and our current assets of $4,167,537 exceeded our current liabilities of $3,461,547 by $705,990 as of September 30, 2021. We may require additional funding to sustain our operations and satisfy our contractual obligations for our planned operations. Our ability to establish the Company as a going concern may be dependent upon our ability to obtain additional funding in order to finance our planned operations.

In order to continue as a going concern, develop a reliable source of revenues, and achieve a profitable level of operations the Company will need, among other things, additional capital resources. Management’s plans to continue as a going concern include raising additional capital through increased product sales and by the sale of common shares. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans. The ability of the Company to continue as a going concern depends on its ability to accomplish the plans described in the preceding paragraph successfully and eventually, secure other sources of financing and attain profitable operations. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company cannot continue as a going concern.

BUSINESS

This Prospectus includes market and industry data that we have developed from publicly available information, various industry publications and other published industry sources and our internal data and estimates. Although we believe the publications and reports are reliable, we have not independently verified the data. Our internal data, estimates and forecasts are based upon information obtained from trade and business organizations and other contacts in the market in which we operate and our management’s understanding of industry conditions.

As of the date of the preparation of this Prospectus, these and other independent government and trade publications cited herein are publicly available on the Internet without charge. Upon request, the Company will also provide copies of such sources cited herein.

LiveWire is operating in the health and wellness industry and is focused on acquiring special purpose real estate properties conducive to discovering and developing high-end organic cannabinoid products for medicinal and recreational use in the state of California. The Company is also in the early stages of exploring the possibilities for research partnerships to explore the application of cannabinoid-based products to target specific ailments or conditions with large “sufferer” populations for human and veterinarian applications. The advanced product development and subsequent commercialization potentially arising out of these research projects will take advantage of a rapidly growing and maturing, further legalized cannabis industry, accelerated by the advancing legalization and increasing public acceptance in California and throughout the country. The company is led by a team of entrepreneurs and associates with experienced operators, consultants and cannabis industry experts who apply the latest scientific knowledge and technology to deliver hand-crafted, organic and rigorously tested Cannabis products.

The Company is in the process of relocating all cannabis operations to Estrella Ranch, according to its plan to develop Estrella Ranch into the central hub for all the Company’s operations.This process will result in further streamlining and centralizing operations in accordance with management’s credo to run a lean operation and keep overhead low. On July 1, 2021 Estrella River Farms (ERF) has received approval from the County of San Luis Obispo and CalCannabis Cultivation Licensing, a division of the California Department of Food and Agriculture to operate a commercial cannabis business at its Estrella Ranch in Paso Robles, California The Company will strategically contract with carefully selected cannabis operators and will only work with companies that are in complete compliance with Federal and State laws and have the required permits to operate. LiveWire Ergogenics is focused on satisfying the fast-growing demand for high-quality and organically grown cannabis in the California market and considers expanding its operations nationwide as soon as Federal legislation permits. The Company does not sell or distribute any products anywhere that are in violation of the United States Controlled Substance Act.

This is a list any subsidiaries, parents, or affiliated companies.

Estrella Ranch Partners, LLC Affiliate

Estrella River Farms, LLC Affiliate

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Together with its affiliates and contractual partners, the Company is pursuing a vertically integrated Weedery business model for the cultivation and sale of high-quality handcrafted, organic products. The company has entered strategic alliances and seeks the cooperation of the most experienced operators in the cannabis industry to accelerate development and revenue generation under a unique business model as soon as it is Federally legal and complies with local ordinances. After carefully vetting several potential partners, the Company has facilitated the first definitive consulting agreement with an experienced agricultural company and highly specialized cannabis grower, QDG Agricultural. The Company has nearly completed the construction of all necessary buildouts required for phase one of a self-sustained highly scalable growth operation within the constraints of the Paso Robles property.

QDG is an agriculturally based consultant that specializes in state-of-the-art cannabis cultivation practices backed by academia and proven results and with a long track record of success. QDG uses a propriety premium soil blend that is 100% organic living soil. This blend uses 60% less water. 50% less fertilizer and zero toxic pesticides creating an ultra-efficient regenerative plant environment in strict compliance with the rules that LiveWire has established for all operators on the Ranch. QDG uses state of the art technology and science executed by professionals with 20 years of experience, the QDG system is proven to be cost effective and easily scalable, offering a 100% organic “tractor-less farming”. QDG represents an ideal and highly experienced group of experts to get our Estrella Weedery operation off the ground successfully.

Estrella River Farms will cultivate organic and marketable cannabis strains as allowed per California Laws and under Estrella River Farm’s operating permit. LiveWire will act as the property management company for Estrella Ranch and enter into a Master Service Agreement with Estrella River Farms to offer general business consulting services focused on compliance and intellectual property and is supervising and facilitating the completion of all permitting processes.

Livewire does not sell or distribute any products anywhere that are in violation of the United States Controlled Substance Act and will only work with or have ownership in companies that are in complete compliance with Federal and State laws and have the required permits to operate.

Development Stage Company

We are an early-stage development company and starting to implement core parts of our business plan. We have only limited operating history in the cannabis industry, and no history of earnings or profits. We are in the early stages of establishing customers or means to generate positive cash flow from operations. We have no experience in addressing the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as the cannabis market. There can be no assurance that we will be successful in addressing these risks and the failure to do so in any one area could have a material adverse effect on our business, prospects, financial condition, and results of operations. There is no assurance that our business will be a success.

Our ability to continue as a going concern and to ensure adequate working capital is dependent upon achieving profitable operations or upon obtaining sufficient additional financing in future debt and equity offerings. These factors may cast significant doubt on our ability to continue as a going concern. Our strategic business plan includes successfully executing the following objectives:

●	Make special purpose real estate acquisitions to establish, license and manage fully compliant turnkey production facilities cannabis cloning, nursery, and extraction operations.
●	Manage licensed and fully compliant special purpose cannabis manufacturers
●	Maintain validity for Estrella Ranch operational permit
●	Continue to integrate auxiliary LiveWire operations on Estrella Ranch as the Central Operation Hub.
●	Establish Estrella Ranch “Estate Grown Weedery” as the leading “hand-crafted” Nationwide cannabis brand.
●	Establish and expand distribution network throughout California
●	Up list to OTCQB
●	Enter into consulting agreements with experts in plant genetics and modern horticulture technology in the cannabis industry

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●	Establish a team of innovators to commence with leading-edge research to explore the application of cannabinoid products in several underserved medical sectors
●	Enter strategic alliances with research teams with highly recognized and published experts and/or institutions in their respective fields
●	Pursue small research studies designed to document safety, dosage, and efficacy of various combinations of CBD/THC and terpene profiles
●	Expansion into the sports and cosmetics markets for CBD or THC infused products with different dosage combinations of fragrances and herbs are currently being tested developed for licensing
●	Manage both affiliate companies, Estrella Ranch Partners and Estrella River Farms

While the Company is expanding its best efforts in this regard, our ability to successfully execute the above business development objectives and the ultimate outcome of these matters cannot be predicted at this time.

The Cannabis Industry and Regulation

Industry Overview

The U.S. cannabis market is still very fragmented and populated mainly by many small, poorly managed and underfunded companies. The worldwide market is as fragmented as the U.S. market and is not clearly dominated by one or two large companies, thus creating significant opportunities for well-structured companies that are sufficiently funded and will be able to operate globally. While still in a turbulent development phase, the Cannabis industry is continuing to consolidate, and several companies have entered joint ventures or have been acquired, re-organized or strategically aligned their business models and are expected to lead to cohesive growth.

There are three basic operating segments within the cannabis industry:

●	Cannabis nursery and distributors - Cannabis nursery and distributors set up greenhouses or indoor facilities where they cultivate plants, which they harvest and then process into products that are distributed to dispensaries, which ultimately sell as permitted by law.
●	Cannabis-focused biotechnology innovation - Cannabis-focused biotechnology companies develop medicines like prescription drugs that are made from the chemical ingredients of cannabis (known as cannabinoids).
●	Ancillary products and services providers - Ancillary products and services providers support the other types of cannabis businesses by providing products and services that are needed to do business. These products and services can range from consulting and administrative services to distribution to fertilizers, hydroponics (growing plants in water), and lighting systems used in cannabis cultivation.

Cannabis Regulatory Developments

In December 2018, hemp became an official agricultural commodity with the passage of the Farm Act. Although there are still FDA restrictions on hemp-derived CBD as an additive in ingestible products and topical products marketed as therapeutic rather than cosmetic, several major U.S. retailers are now selling non-ingestible forms of hemp-derived CBD. Emerging on shelves today, consumers are likely to see topical products like lotions, oils, balms and creams that are infused with hemp-derived CBD. And despite the FDA pronouncements, some suppliers and retailers are already selling ingestible forms of hemp-CBD, as well as several states that have passed their own laws allowing CBD in ingestibles.

There are 35 US states, districts or territories that have legalized some form of cannabis use. Congress now allows states to set their own medical marijuana and hemp policies, without interfering from a federal level. In December 2018, the Farm Bill was signed into law. Under section 10113 of the Farm Bill, state departments of agriculture must consult with the state’s governor and chief law enforcement officer to devise a plan that must be submitted to the Secretary of the USDA. A state’s plan to license and regulate hemp can only commence once the Secretary of the USDA approves that state’s plan. In states opting not to devise a hemp regulatory program, USDA will construct a regulatory program under which hemp cultivators in those states must apply for licenses and comply with a federally run program. This system of shared regulatory programming is similar to options states had in other policy areas such as health insurance marketplaces under the Affordable Care Act, or workplace safety plans under OSHA—both of which had federally-run systems for states opting not to set up their own systems. Non-cannabis hemp be a highly regulated crop in the United States for both personal and industrial production.

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Section 12619 of the Farm Bill removes hemp-derived products from its Schedule I status under the Controlled Substances Act, but the legislation does not legalize CBD generally. CBD, with some minor exceptions, remains a Schedule I substance under federal law. The Farm Bill ensures that any cannabinoid—a set of chemical compounds found in the cannabis plant—that is derived from hemp will be legal, if and only if that hemp is produced in a manner consistent with the Farm Bill, associated federal regulations, association state regulations, and by a licensed grower. Though many states have adopted their own policies legalizing the sale and manufacture of products containing CBD oil, all other cannabinoids, produced in any other setting, remain a Schedule I substance under federal law and are thus illegal.

While the federal government has not interfered with the legalization laws enacted by state and local governments; however, there remains significant risk that the federal government could pass legislation that could reverse the legalization of cannabis.

Additionally, there are several federal and state banking laws and regulations that could continue to make it challenging for cannabis operators to safely and securely process operating revenues and costs.

Market Opportunity

According to the latest Nielsen Thinking Beyond the Buzz Survey (U.S.) 2019, sales of cannabis and related products are estimated to rise from $8 billion in 2018 to more than $41 billion by 2025; of which Nielsen projects $35 billion will come from marijuana products and the remaining $6 billion from hemp-derived CBD products. These projections by Neilson assume that 75% of the U.S. adult population will have consistent access to legal marijuana by 2025. Hemp-derived CBD estimates assume that ingestible hemp-derived CBD products will be legally available at major retailers and across retail channels.

5X
$ 8 BILLION
2018
2025

IN 2018, THE U.S. MARKET SAW AN ESTIMATED $8 BILLION IN LEGALIZED CANNABIS SALES.

THIS COULD RISE TO OVER $40 BILLION BY 2025

Copyright © 2019 The Nielsen Company (US), LLC. All Rights Reserved

Cannabis and related products include several derivatives such as consumables, vapes, topicals, and concentrates for use in health and beauty products. Certain cannabis derivative products and can be produced from pot plants, such as derivatives containing tetrahydrocannabinol (THC), cannabidiol (CBD), or hemp oil. THC is the psychoactive cannabinoid that gets users high, whereas CBD doesn’t get users high and is best known for its perceived medical benefits. According to a study conducted by Nielsen in 2018, approximately 48% of cannabis dried flower products sold in 2018 in Colorado, Washington, Nevada, and California was dried flower and the remainder was comprised of vape pens (19%), edibles (11%), and other derivatives (22%).

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Apart from the already established states, markets for marijuana usage for medical and recreational purposes are slowly emerging in many other states and all across the world. Additionally, a growing number of states and districts in the U.S. continue towards legalization of cannabis as shown below:

Based on these continuing trends and the fact that additional states will likely expand the legality of Cannabis products, we expect robust growth in the overall U.S. marketplace.

We believe that cannabis should be elevated to its proper place among other legal recreational intoxicants such as fine wines, liquors, beers, cigars, etc. There is a large amount of scientific evidence that supports this philosophy, as well as a growing number of supporters ranging from high-ranking US and foreign politicians to prominent figures in different industries, from medical to entertainment. According to a recent Gallup poll conducted by Pew Research Center as shown below, there continues to be growing support in the U.S. among all generations in support of legalization of cannabis.

Support for marijuana legalization, by generational cohort
All adults
"Millennial" (born 1981 to 1997)
"Gen X" (born 1965 to 1980)
"Boomer" (born 1946 to 1964)
"Silent" (born 1928 to 1945)
74%
63%
62%
54%
39%
50%
40%
30%
20%
10%
0%
1969
1980
1990
2000
2010
2018
Sources: Pew Research Center; Gallup; NORC

In addition, we believe that legalization will help unlock the phenomenal power of cannabis as a medicinal treatment for numerous ailments from pain and headaches to anxiety and cancer. The first cannabis based medical application, brought to the market by GWC Pharmaceuticals (NASDAQ: GWPH) has just been approved by the FDA. This is expected to have significant positive impact on both, human and veterinarian applications, as indicated by leading opinions in the medical field.

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Competition

Global Market

Several countries have legalized cannabis for medicinal purposes at the national level. Canada currently has the largest share of the cannabis market among these countries, with estimated sales of medical cannabis in 2018 of more than $600 million. Germany, and other similarly large countries, are expected to be larger than the Canadian market within the next few years because of its larger population and potential distribution access.

U.S. Market

The legalization of cannabis in the U.S. market represents a blue ocean market and large potential source of tax revenue for state and local governments. Cannabis remains illegal at the federal level in the U.S.; however, approximately 31 states have legalized and/or decriminalized possession of cannabis. Most of these states have approved the use of cannabis for medicinal purposes and a growing number of states permit recreational use. The rise in the number of states that have passed laws that legalize the cultivation and sale of cannabis has increased the number of competitors and competing cannabis brands. According to a recent Nielsen report (U.S. Cannabis Market Pulse Report, 2018) indicates that the number of cannabis brands in the market have increased from 166 to over 2,650 bands over the last five years as show below:

The largest competitors in the cannabis market are large and well-funded publicly traded companies as shown below:

We believe that successful competitors in the emerging Cannabis market will be those that move away from a fringe, counterculture approach and embrace professional, high-quality product development and superior marketing and distribution protocols; as well as access to debt and capital markets to raise capital to expand operations.

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Intellectual Property and Permits

Our intellectual property rights and operational permits are important to our business. We expect to rely on a combination of cannabis licenses, trademarks, trade secret and other rights in the United States and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect our cannabis cultivation and cannabis and related products and related intellectual proprietary. We protect our intellectual property rights in several ways including entering into confidentiality and other written agreements with our employees, customers, consultants and partners to control access to and distribution of our property. Despite our efforts to protect our proprietary rights, third parties may, in an unauthorized manner, attempt to use, copy or otherwise obtain and market or distribute our intellectual property rights or otherwise develop similar products.

Employees

As of January 28, 2020, we had approximately 1 full-time employees. We engage several consultants and employ temporary employees. None of our employees are subject to a collective bargaining agreement. We believe that our relations with our employees are good.

Description of Property

All of our property locations are leased either directly by Livewire or via one of its affiliated or affiliated companies. We believe we can obtain additional facilities required to accommodate projected needs without difficulty and at commercially reasonable prices, although no assurance can be given that we will be able to do so. The following table presents our or our managed property locations on November 5, 2019 for our U.S. locations:

Entity	Purpose	Location	Lease Expiration Date	Leased Space (in Sqft)	Annual Cost
LiveWire Ergogenics, Inc.	Corporate administration and order fulfillment (1)	1600 N Kraemer Boulevard, Anaheim, California	Month to Month	1,500	$18,000
Estrella Ranch Partners, LLC	Ranch Property in development, planned cannabis operations (2)	5165 Estrella Rd Paso Robles, CA, 934465	Mortgage	265 acres	390,000

(1) This property serves as our headquarters and order processing and fulfillment facility; and it has extensive office space and large warehouse areas to permit expansion of operations if required. Part-time employees are used from time-to-time to satisfy order processing requirement.

(2) This property has been acquired by Livewire’s affiliate company Estrella Ranch Partners, LLC in May 2019 and is currently under development and may house several licensed third-party operators for a variety of cannabis operations.

Legal Matters

A.	Please identify whether any of the persons or entities listed above have, in the past 10 years, been the subject of:

1.	A conviction in a criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses).

NO

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2.	The entry of an order, judgment, or decree, not subsequently reversed, suspended, or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended, or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities.

NO

3.	A finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding, or judgment has not been reversed, suspended, or vacated; or

NO

4.	The entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended, or otherwise limited such person’s involvement in any type of business or securities activities.

NO

B.	On January 28, 2020, United States District Court Judge Gregory H. Woods of the United States District Court for the Southern District of New York issued an opinion and order in the action entitled, American E Group LLC v. Livewire Ergogenics Inc. (18-civ-3969) (the “Federal Litigation”) that granted Livewire’s motion to dismiss all of American E Group’s (“AEG”) claims against Livewire. The Court also denied AEG any attempt to reassert its claims because any attempt to do so would be “futile”. AEG’s dismissed claims sought the recovery of principal and interest, including Livewire common stock as consideration for a promissory note (the “Note”) that had been purchased by AEG in November of 2015. The Court held that AEG’s Note was criminally and civilly usurious, and therefore, void under New York law. Livewire’s counterclaims against AEG for aiding and abetting breach of fiduciary duty, breach of implied covenant of good faith and fair dealing and civil conspiracy are still pending. Livewire is represented in this lawsuit by Ryan J. Whalen of Gusrae Kaplan Nusbaum PLLC in New York. On February 2, 2021, JS Barkats PLLC (“JSB”) commenced an arbitration against Livewire before the American Arbitration Association (the “Arbitration”). JSB is seeking to recover attorneys’ fees from Livewire (in the form of cash and common stock) allegedly incurred when JSB acted as Livewire’s legal counsel in connection with negotiation and drafting the criminally and civilly usurious Note that is the subject of the Federal Litigation. Livewire believes JSB’s claims lack all merit. On May 7, 2021, Livewire filed counterclaims in the Arbitration against JSB for legal malpractice and breaches of fiduciary duty arising from JSB having negotiated and drafted the usurious Note on behalf of Livewire, and for JSB failing to adequately disclose to Livewire that JSB’s managing partner, Sunny Barkats, was a member of AEG, and married to AEG’s managing member, Elena Hirsch Barkats, at the time Livewire signed the Note. The arbitration hearing is scheduled for August 17-19, 2021. Livewire is represented in this lawsuit by Ryan J. Whalen of Gusrae Kaplan Nusbaum PLLC in New York.

Dividend Policy

We have not declared or paid any dividends on our common stock, and we do not anticipate paying dividends in the foreseeable future. We expect to retain future earnings to finance product development, growth, and where appropriate, to pay down debt. Any change in our dividend policy is within the discretion of our board of directors and will depend, among other things, on our earnings, debt service and capital requirements, restrictions in financing agreements, if any, business conditions, legal restrictions, and other factors that our board of directors deems relevant.

MANAGEMENT

Directors of the corporation are elected by the stockholders to a term of one year and serve until a successor is elected and qualified. Officers of the corporation are appointed by the Board of Directors to a term of one year and serves until a successor is duly appointed and qualified, or until he or he is removed from office. The Board of Directors has no nominating, auditing, or compensation committees. The Board of Directors also appointed our officers in accordance with the Bylaws of the Company, and per employment agreements negotiated between the Board of Directors and the respective officer. Currently, there are no such employment agreements. Officers listed herein are employed at the whim of the Directors and state employment law, where applicable.

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The name, age, and position of our officer and director is set forth below:

Name	Age	First Year as a Director or officer	Office(s) held
Bill Hodson	52	2011	Director and Chief Executive Officer
Michael Corrigan	61	2019	Director
William Riley	45	2019	Director/President

The term of office of each director of the Company ends at the next annual meeting of the Company’s stockholders or when such director’s successor is elected and qualifies. No date for the next annual meeting of stockholders is specified in the Company’s bylaws or has been fixed by the Board of Directors. The term of office of each officer of the Company ends at the next annual meeting of the Company’s Board of Directors, expected to take place immediately after the next annual meeting of stockholders, or when such officer’s successor is elected and qualifies.

Directors are entitled to reimbursement for expenses in attending meetings but receive no other compensation for services as directors. Directors who are employees may receive compensation for services other than as director. No compensation has been paid to directors for services.

Biographical Information

We have a diversified management team and advisory board with long standing experience and relationships in the cannabis and financial industries. We maintain our headquarters in Anaheim, California, and we are managed by our Chairman and CEO, Bill Hodson.

Bill Hodson, Chief Executive Officer. Mr. Hodson is the CEO and the Chairman of the Board of Directors with currently Mr. Hodson being the only director. Mr. Hodson is responsible for the strategic direction of the firm’s development, branding, sales, and marketing strategies and leads the development and implementation of the company’s innovative product strategy.

Previously, he was Executive Vice President of LiveWire Sports Group from September 2003 until May 2008. Hodson was responsible for overseeing all of LWSG’s operations, which included the launch of several sports publications and one of the country’s largest sports consumer expos. Prior to LiveWire, he served as Sales Director for Winn Golf Grips and was responsible for building the company’s national sales force and launch of what is now considered the top golf grip in the industry. Most notably, Mr. Hodson has launched a popular kids’ game called “Pogs” which he developed into a notable Domestic and International success.

Mr. Hodson began his professional career in the securities industry as a stockbroker specializing in early-stage nutraceutical and biotechnology companies.

Mike Corrigan, Director. Mr. Corrigan’s practice emphasizes general and SEC representation of emerging high technology and other operating companies. He has been counsel to private and public companies in a broad range of industries, including computer hardware and software, telecommunications, multimedia, action sports, restaurant, entertainment, and sporting goods manufacturing. He has assisted these companies with their corporate and partnership organization, private and public financing of debt and equity, mergers and acquisitions, joint ventures, technology licensing, real estate syndication and related commercial arrangements. He has advised owners of these companies on retirement planning and estate planning matters. In addition, Mr. Corrigan has represented several regional investment banking, advisory and management firms in securities and underwriting transactions, as well as compliance matters. Since 2003, Mr. Corrigan’s practice has dealt almost exclusively with small cap publicly traded companies and privately held companies in the process of going public.

Mr. Corrigan is a member of the California bar, a 1988 graduate of the San Diego LEAD program and sits on the Medical Bioethics Committee of Sharp Memorial Hospital. He previously sat on the Board of Directors of the National Kidney Foundation of Southern California, the Board of Directors of United Way/CHAD, the Board of Trustees of the California Ballet Association/The Board of Trustees of the San Diego Repertory Theatre and the Eagle Scout Review Board.

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Mr. Corrigan moved to California from Colorado in 1980. He attended the University of Denver where he received both a J.D. and M.B.A. degree, was an editor of the Denver Journal of International Law & Policy and clerked at the U.S. Securities & Exchange Commission. He received his undergraduate degree from the University of Notre Dame, where he majored in finance.

William Riley, Director, Mr. Riley spent most of his career as an institutional trader on the New York Stock Exchange (NYSE) operating out of St. Louis, Missouri. Mr. Riley moved to Las Vegas in 2011 to pursue a career in the residential mortgage banker field. As a registered mortgage broker, he consults on introductions to private investors for various real estate and other projects. Mr. Riley holds a Bachelor of Science from Eastern Illinois University, Charleston, Illinois.

The Advisory Board

The Company has an informal Advisory Board that is available to provide business advice and counseling to the Management Team of the Company. The Advisory Board is appointed by the CEO and does not involve itself in any matters involving corporate governance of the Company.

Jeff Halloran. Mr. Halloran, a resident of Toronto, Canada, will advise the Company on issues relating to the potential interactions between the US and Canadian cannabis and financial markets. Jeff is an accomplished senior management executive with over 35 years of experience. He has founded and held top positions in large financial and technology firms and has an outstanding record of achievement managing multi-million and billion-dollar programs. Jeff will use his standing in the Canadian markets to provide Livewire with research and advice for potential acquisitions and strategic alliance targets in the burgeoning Canadian cannabis markets. He will also work with the Company’s Analyst to increase market awareness of LiveWire in the Canadian financial markets and demonstrate the opportunity for Canadian companies to enter the US market via strategic alliances with LiveWire.

Jimmy Connors. Jimmy Connors is a legendary No.1 tennis player and is considered among the greatest in the history of the sport. He has held the top ATP ratings for a record 160 consecutive weeks from 1974 to 1977 and for a total of 268 weeks throughout his entire career. Connors still holds the Open Era Men’s Single Record consisting of 109 titles, 1,535 matches played with 1,256 wins and he is the only man to ever reach 100 titles. Based on his long and exceptionally prolific career, Connors still holds three prominent Open Era men’s singles records. His titles include eight majors (five US Open, two Wimbledon, one Australian Open), three year-end championships, and 17 Grand Prix Super Series. In 1974, he became the second man in the Open Era to win three majors in a calendar year, and his total career match win rate remains in the top five of the era.

Matthew Geriak, PharmD, Clinical Pharmacist, Investigational Research Pharmacist. Dr. Geriak is a specialized Pharmacist and has a system-wide position on the Investigational Review Board for Sharp Healthcare, which owns 5 hospitals and various clinics throughout San Diego County. Sharp conducts Drug Research spanning from Phase 1 to 4 Human Research Clinical Trials with the focus in the fields of Oncology, Renal and Heart Transplantations, Septic Shock treatment, Infectious Diseases and Anticoagulation. Mr. Geriak is the primary Investigator for retrospective cohorts in the field of Infectious Diseases.

He also has held positions as a Clinical Pharmacist in the Acute Care department at Scripps Mercy Hospital in San Diego, CA and was an infectious Disease Specialist with Sharp HealthCare in San Diego. His responsibilities were to bring the Antibiotic Stewardship to the next level by developing/mentoring a Pharmacy Residency Infectious Disease Rotation, round with the ID physicians, create antibiotic utilization guidelines for surgical prophylaxis, and provide entity input to the system-wide Antimicrobial Review Committee. He received his education from the University of Southern California

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Executive Compensation

Name and Position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Bill Hodson	2016	$1,644	$0.00	*			$0.00	$0.00
	2017	$54,665	$0.00	$0.00			$0.00	$0.00
	2018	$50,000	$0.00	*			$0.00	$0.00
	2019	$60,000	$0.00				$0.00	$0.00
	2020	$100,000	$0.00				$0.00	0.00
Cliff Rusin (resigned)	2016	$0.00	$0.00	$0.00			$0.00	$0.00
	2017	$15,250	$0.00	*			$0.00	$0.00
	2018	$50,000	$0.00	*			$0.00	$0.00
	2019	$0.00	$0.00				$0.00	$0.00

●	In 2016, we issued 14,629,000 shares of common stock to Bill Hodson as compensation for services.
●	In 2017, we issued 10,675,000 shares of common stock to Cliff Rusin as compensation for services.
●	In 2018, we issued 40,000,000 shares of common stock to Bill Hodson and 39,950,000 shares of common stock to Cliff Rusin as compensation for services.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

There are no related party transactions as of the date of this filing.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as to the shares of Common Stock beneficially owned as of February 4, 2020, by (i) each person known to us to be the beneficial owner of more than 5% of our Common Stock; (ii) each Director; (iii) each Executive Officer; and (iv) all of our Directors and Executive Officers as a group. Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of Common Stock shown as beneficially owned by them. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, which generally means that shares of Common Stock subject to options currently exercisable or exercisable within 60 days of the date hereof are considered to be beneficially owned, including for the purpose of computing the percentage ownership of the person holding such options, but are not considered outstanding when computing the percentage ownership of each other person. The footnotes below indicate the number of unvested options for each person in the table. None of these unvested options vest within 60 days of the date hereof.

Name of Officer/Director and Control Person	Affiliation with Company (e.g. Officer/Director/Owner of more than 5%)	Number of shares owned	Share type/class	Ownership Percentage of Class Outstanding
Bill Hodson	Board Member, Chief Executive Officer, Treasurer	54,629,000	Comm	3.68%
Bill Hodson	Board Member, Chief Executive Officer, Treasurer	75	Preferred C	100%

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DESCRIPTION OF CAPITAL

The following summary is a description of the material terms of our capital stock and is not complete. You should also refer to our articles of incorporation, as amended and our bylaws, as amended, which are included as exhibits to the registration statement of which this Offering Circular forms a part.

Common Stock

Voting

Each holder of our Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the votes cast. Cumulative voting for the election of directors is not permitted.

Dividends

Holders of our Common Stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available for payment, subject to the rights of holders, if any, of our preferred stock. Any decision to pay dividends on our Common Stock will be at the discretion of our Board of Directors. Our Board of Directors may or may not determine to declare dividends in the future. See “Dividend Policy.” The Board’s determination to issue dividends will depend upon our profitability and financial condition, and other factors that our Board of Directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of our Common Stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full all of our debts and after the holders of all outstanding preferred stock, if any, have received their liquidation preferences in full.

Convertible Preferred Stock

Class B Preferred
Trading symbol:	n/a
Exact title and class of securities outstanding:	Class B Preferred
CUSIP:	n/a
Par or stated value:	$0.0001
Total shares authorized:	100,000	as of date: 2/6.2020
Total shares outstanding:	32,820	as of date: 2/6/2020

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Trading symbol:	n/a
Exact title and class of securities outstanding:	Class C Preferred
CUSIP:	n/a
Par or stated value:	$0.0001
Total shares authorized:	75	as of date: 2/6/2020
Total shares outstanding:	75	as of date: 2/6/2020

Series B Preferred

Voting

Each outstanding share of Series B Preferred Stock shall vote with common stock and other Preferred Stock on all matters, having one vote per share.

Conversion

Each outstanding share of Series B Preferred Stock may be converted, at the option of the holder, into a number of common stock equal to $1.25.

Liquidation Rights

Upon a liquidation event, all shares of Series B Preferred Stock shall automatically convert into common stock per the terms of conversion and shall receive, and thereafter, the holder shall receive their pro rata portion of liquidation provided to all common stock shareholders.

Series C Preferred

Voting

The Class C Preferred Stock is allowed to cast a vote on all matters that the Company’s shareholders are permitted to vote upon, equal to .7% of all outstanding securities that are eligible to vote at the time of such shareholder action for each share of Class B Preferred (.7% X 75 shares = 52.5% of total vote).

Conversion Rights

Each share of Class C Preferred Stock has the right to convert into 8,000 shares of the Company’s common stock.

Liquidation Rights

Each share of Class C Preferred Stock has a liquidation preference of $200 per share.

Limitations on Liability and Indemnification of Officers and Directors

Nevada law authorizes corporations to limit or eliminate (with a few exceptions) the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our articles of incorporation and bylaws include provisions that eliminate, to the extent allowable under Nevada law, the personal liability of directors or officers for monetary damages for actions taken as a director or officer, as the case may be. Our articles of incorporation and bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent permitted by Nevada law. We are also expressly authorized to carry directors’ and officers’ insurance for our directors, officers, employees and agents for some liabilities. We currently maintain directors’ and officers’ insurance covering certain liabilities that may be incurred by directors and officers in the performance of their duties.

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The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to the indemnification provisions in our articles of incorporation and bylaws.

There is currently no pending litigation or proceeding involving any of directors, officers or employees for which indemnification is sought.

Transfer Agent

Our transfer agent is Continental Stock Transfer and Trust Company, 1 State Street Plaza, 30th Floor, New York, New York, 10004, phone 212.509.4000.

SHARE ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our Common Stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. We are unable to estimate the number of shares of Common Stock that may be sold in the future.

Upon the successful completion of this offering, we will have 1,636,245,118 outstanding shares of Common Stock if we complete the maximum offering hereunder. All the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 5% stockholders.

Rule 144

Shares of our Common Stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any of our affiliates would be entitled to sell, without further registration, within any three-month period a number of shares that does not exceed the greater of:

●	1% of the number of shares of Common Stock then outstanding, which will equal about 16,362,451 shares if fully subscribed: or

●	the average weekly trading volume of the unrestricted Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

PLAN OF DISTRIBUTION

The Offering will be sold by our officers and directors.

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This is a self-underwritten offering. This Offering Circular is part of an exemption under Regulation A that permits our officers and directors to sell the Shares directly to the public in those jurisdictions where the Offering Circular is approved, with no commission or other remuneration payable for any Shares sold. There are no plans or arrangements to enter into any contracts or agreements to sell the Shares with a broker or dealer. After the qualification by the Commission and acceptance by those states where the offering will occur, the Officer and Directors intends to advertise through personal contacts, telephone, and hold investment meetings in those approved jurisdictions only. We do not intend to use any mass-advertising methods such as the Internet or print media. Officers and Directors will also distribute the prospectus to potential investors at meetings, to their business associates and to his friends and relatives who are interested the Company as a possible investment, so long as the offering is an accordance with the rules and regulations governing the offering of securities in the jurisdictions where the Offering Circular has been approved. In offering the securities on our behalf, the Officers and Directors will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

Terms of the Offering

The Company is offering on a best-efforts, self-underwritten basis a maximum of 125,000,000 shares of its Common Stock. The Company will determine a final offer price within 2 days of Qualification which shall be a fixed price between $0.02 and $0.08 totaling 125,000,000.

The Company is offering, on a best-efforts, self-underwritten basis, a maximum of 125,000,000 shares of its Common Stock at a fixed price to be determined upon qualification of the Form 1-A filing. The price shall be fixed for the duration of the offering unless an amendment is properly filed with the Commission. There is no minimum investment required from any individual investor. The shares are intended to be sold directly through the efforts of our officers and directors. The shares are being offered for a period not to exceed 365 days. The offering will terminate on the earlier of: (i) the date when the sale of all shares is completed, or (ii) 365 days from the effective date of this document. For more information, see the section titled “Plan of Distribution” and “Use of Proceeds” herein.

VALIDITY OF COMMON STOCK

The validity of the securities offered hereby will be passed upon by Eilers Law Group, P.A.

EXPERTS

None

REPORTS

As a Tier 1, Regulation A filer, we are not required to file any reports.

PART III EXHIBITS

EXHIBIT INDEX

Date of File
2.1	Articles of Incorporation	2/11/2008
2.2	Bylaws	2/11/2008
2.3	Certificate of Amendment (Name Change to SF Blu Vu, Inc.)	9/6/2009
2.4	Certificate of Designation (Series A Preferred)	9/2/2011
2.5	Certificate of Amendment (Name Change to LiveWire Ergogenics, Inc.)	11/4/2011
2.6	Certificate of Designation (Series B Preferred)	5/19/2020
2.7	Amendment to Certificate of Designation (Series B Preferred)	2/6/2014
2.8	Certificate of Designation (Series C Preferred)	2/6/2014
2.9	Certificate of Designation (Series D Preferred)	5/19/2021
2.10	Certificate of Amendment (Increase Authorized)	7/30/2014
2.11	Certificate of Amendment (Increase Authorized)	4/13/2015
3.1	Business Purchase Agreement (Estrella Ranch, LLC)	5/19/2020
3.2	Business Purchase Agreement (GHC Ventures, LLC)	5/19/2020
3.3	Bill Hodson Employment Agreement	5/19/2020
4.1	Form of Subscription Agreement	7/29/2021
11.1	Consent of Eilers Law Group (Included in 12.1)	8/19/2021
12.1	Opinion of Eilers Law Group, P.A. regarding legality of securities covered in Offering*	8/19/2021

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Anaheim, California on this 14th day of December 2021.

By:	/s/ Bill Hodson
Bill Hodson, Chief Executive Officer, President, Treasurer Principal Executive Officer Principal Financial Officer Principal Accounting Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Michael L. Corrigan
Michael L. Corrigan, Director	Date: 12/14/2021

/s/ William P. Riley	Date: 12/14/2021
William P. Riley, Director

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